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                                                                      EXHIBIT 99




FOR IMMEDIATE RELEASE                                            CONTACT:
---------------------                                            SAMUEL CYPERT
                                                                 313-792-6646



                   MASCO CORPORATION UPDATES EARNINGS GUIDANCE


         Taylor, MI (June 19, 2003) -- Masco Corporation (NYSE: MAS) Chairman and Chief Executive Officer Richard A. Manoogian, speaking at the Company's annual Investors Conference today, made the following comments regarding the Company's current sales and earnings outlook:

         "The strong sales we achieved in April have continued into May as we continue to gain market share in a number of our product lines. We expect second quarter sales to be up at least 18 to 20 percent from last year's level with full year sales increasing approximately 15 percent to over $10.8 billion. Based on present business trends, as previously forecast, the Company continues to believe that second quarter earnings should approximate $.43 to $.45 per common share, with full year earnings in a range of $1.65 to $1.70 per common share."

         Masco Corporation's press releases and other information are available through the Company's toll free number, 1-800-MAS-NEWS or you may visit Masco's website at www.masco.com.

         Masco Corporation is a world leader in the manufacture of home improvement and building products, providing brand-name value-added products and services for the home and family.





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Statements in this press release may include certain forward-looking statements regarding Masco's future sales and earnings growth potential. Actual results may vary because of various factors including external factors over which Masco has no control. Additional information about Masco's products, markets and conditions, which could affect future performance, is contained in the Company's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com.